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Fred Roselli – Media Relations
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FOR IMMEDIATE RELEASE
COCA-COLA ENTERPRISES, INC.
PROVIDES BUSINESS UPDATE AND 2015 GUIDANCE

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For 2014, CCE affirms comparable and currency-neutral earnings per diluted share growth of approximately 10 percent. Currency translation would be a benefit of approximately 3 percent based on recent rates.

•	CCE now expects to repurchase $925 million of its shares in 2014 and expects year-end net debt to EBITDA ratio to be near the mid-point of its long-term range of 2½ to 3 times.

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Board of Directors has authorized a new $1 billion share repurchase program; CCE expects 2015 share repurchases of at least $600 million and a year-end net debt to EBITDA ratio within its long-term range of 2½ to 3 times.

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2015 comparable and currency-neutral earnings per diluted share are expected to grow in a range of 6 percent to 8 percent; at recent rates, currency translation would reduce earnings per diluted share by approximately 7 percent.

ATLANTA, December 18, 2014 - Coca-Cola Enterprises (NYSE/Euronext Paris: CCE) today affirmed full-year 2014 comparable and currency-neutral earnings per diluted share growth of approximately 10 percent. Based on recent rates, currency translation would benefit full-year 2014 earnings per diluted share by approximately 3 percent. Also, the company expects to achieve 2015 earnings per diluted share growth in a range of 6 percent to 8 percent on a comparable and currency-neutral basis.
“Throughout 2014, we have faced challenging marketplace and macroeconomic conditions. Going forward, we expect these underlying conditions will persist and continue to affect our results,” said John F. Brock, chairman and chief executive officer. “In this operating environment, it is essential we remain focused on achieving our most important objective - creating increased value for our shareowners.
“As we complete 2014 and execute plans for next year, we will continue to optimize our customer service, strengthen our day to day execution, and leverage the unique advantages of our brand portfolio.
“These efforts, coupled with our ongoing focus on restoring growth and our proven ability to manage each of the levers of our business, will enable us to successfully move forward in these difficult conditions.
“We believe that the strengths of our company - our brands, our operating framework, our strong cash flows, and our people - create a solid foundation that will continue to deliver, over time, meaningful, long-term value growth for each stakeholder, including our shareowners,” Mr. Brock said.
2014 OUTLOOK
For 2014, CCE expects comparable and currency-neutral earnings per diluted share growth of approximately 10 percent. Based on recent rates, currency translation would benefit full-year 2014 earnings per diluted share by approximately 3 percent.
Net sales for 2014 are expected to be essentially flat and operating income is expected to grow in a low single-digit range, both on a comparable and currency-neutral basis. This guidance is driven by the impact of ongoing challenging macroeconomic, customer, and consumer conditions.
The company continues to expect 2014 free cash flow of approximately $650 million. Capital expenditures are now expected to be less than $325 million. Weighted-average cost of debt is expected to be approximately 3 percent, and the comparable effective tax rate for 2014 is expected to be approximately 27 percent.
SHARE REPURCHASE
CCE now expects to repurchase $925 million of its shares in 2014, reflecting solid free cash flow and our focus on returning cash to shareowners. In 2015, the company expects to repurchase at least $600 million of its shares.
CCE’s Board of Directors has approved a new $1 billion share repurchase program. These plans may be adjusted depending on economic, operating, or other factors, including acquisition opportunities.
2015 OPERATING OUTLOOK
For 2015, CCE expects earnings per diluted share to grow in range of 6 percent to 8 percent on a comparable and currency-neutral basis. Although too early to predict the impact, based on recent rates, currency translation would negatively impact full-year 2015 earnings per diluted share by approximately 7 percent.
Net sales and operating income are expected to be slightly positive on a comparable and currency-neutral basis. The company also expects 2015 free cash flow in a range of $650 million to $700 million, including the expected negative impact of currency translation based on recent rates. Capital expenditures are expected to be in a range of $325 million to $350 million. Weighted average cost of debt is expected to be approximately 3 percent. The comparable effective tax rate for 2015 is expected to be in a range of 27 percent to 28 percent.
“In the year ahead, we see our operating environment characterized by continued marketplace challenges and soft macroeconomic conditions in many areas,” said Hubert Patricot, executive vice president and president, European Group. “As our consumers and our customers continue to face the impact of these factors, we will work diligently to enhance efficiency, create a more effective and agile organization, and ultimately reignite topline growth.
“To accomplish this, we will deepen our customer engagement, build on our industry leading position in digital sales, and provide the technology and knowledge necessary for our field sales team to become even more productive.
“In the marketplace, we will focus on three key areas - building on the advantages of our unmatched core brand portfolio, strengthening our focus on high growth brands, and continuing to create brand and package innovation,” Mr. Patricot said.
Conference Call
CCE will host a conference call with investors and analysts today at 10 a.m. ET. The call can be accessed through the company’s website at www.cokecce.com.

ABOUT CCE
    Coca-Cola Enterprises, Inc. (CCE) is the leading Western European marketer, producer, and distributor of non-alcoholic ready-to-drink beverages and one of the world’s largest independent Coca-Cola bottlers. CCE is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, the Netherlands, Norway, and Sweden. We operate with a local focus and have 17 manufacturing sites across Europe, where we manufacture nearly 90 percent of our products in the markets in which they are consumed. Corporate responsibility and sustainability is core to our business, and we have been recognized by leading organizations in North America and Europe for our progress in water use reduction, carbon footprint reduction, and recycling initiatives. For more information about our company, please visit our website at www.cokecce.com and follow us on Twitter at @cokecce.
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Forward-Looking Statements

Included in this news release are forward-looking management comments and other statements that reflect management’s current outlook for future periods. As always, these expectations are based on currently available competitive, financial, and economic data along with our current operating plans and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The forward-looking statements in this news release should be read in conjunction with the risks and uncertainties discussed in our filings with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and other SEC filings.